[K&S DRAFT 10-25-96]
                                                             EXHIBIT 5.01A


                             [Form of Opinion of Day, Berry & Howard]


                                             _________ __, 1996


To each of the Lenders and Co-Agents
parties to the Credit Agreement referred to below and to Citibank, N.A.
 as Administrative Agent under
such Credit Agreement


Ladies and Gentlemen:

        We have acted as counsel to Northeast Utilities ('NU'), The Connecticut Light and Power Company ('CL&P') and Western Massachusetts Electric Company ('WMECO'; NU, CL&P and WMECO, each being a 'BORROWER', and collectively, the 'BORROWERS') in connection with the preparation, execution and delivery of the Credit Agreement dated as of ___________ __, 1996 (the 'CREDIT AGREEMENT'), among the Borrowers, the Banks and Co-Agents named therein and Citibank, N.A. as Administrative Agent for the Lenders thereunder. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined. This opinion is furnished to you pursuant to Section 5.01(a)(viii)(A) of the Credit Agreement.

        In that connection, we have examined:

        (a) counterparts of the Credit Agreement, executed by each of the parties thereto,

        (b) the Notes of each Borrower payable to the order of each Bank, executed by the Borrower party thereto,

        (c) The declaration of trust of NU and all amendments thereto (the 'DECLARATION OF TRUST') and the articles of incorporation of each of CL&P and WMECO and all amendments thereto (the Declaration of Trust or such articles of incorporation, as amended, of each Borrower being hereinafter referred to as the 'CHARTER' of such Borrower) and the by-laws of each Borrower and all amendments thereto (the 'BY-LAWS' of such Borrower), in each case as in effect on the date hereof,

        (d)    The other documents furnished by each Borrower pursuant to
Section 5.01 of the Credit Agreement,

        (e) Certificates of the Secretary of State of Connecticut, dated ________, 1996, attesting to the continued existence and good standing of CL&P in that State, and

        (f) Certificates of the Secretary of the Commonwealth of Massachusetts, dated ________, 1996, attesting to the continued existence and good standing of WMECO and NU in that State.

In addition, we have examined the originals, or copies certified to our satisfaction, of such other corporate or other similar records of the Borrowers and NUSCO, certificates of public officials and of officers of the Borrowers and NUSCO, and such other agreements, instruments and other documents, as we have deemed necessary as a basis for the opinions expressed below. In our examination of such agreements, instruments and documents, we have assumed the genuineness of all signatures, the authenticity of all agreements, instruments and documents submitted to us as originals, and the conformity to original agreements, instruments and documents of all agreements, instruments and documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to questions of fact material to such opinions, we have assumed without verification and relied upon the accuracy of the representations as to factual matters set forth in the Credit Agreement and in certificates of each Borrower or their respective officers or of public officials. Nothing has come to our attention, however, calling into question the accuracy of such representations.

        We have assumed the due execution and delivery, pursuant to due authorization, by the Banks, the Administrative Agent and the Co-Agents of the Credit Agreement.

        The opinions set forth herein are limited to the laws of the States of Connecticut and New York, the Commonwealth of Massachusetts and the Federal laws of the United States. Insofar as the opinions herein expressed are dependent upon matters arising under the laws of the State of New Hampshire, we have relied upon the opinion of Catherine E. Shively, Senior Counsel of PSNH. In addition, with respect to our opinions in paragraphs 2 (other than as to matters arising under the laws of the State of Connecticut), 4(iii), 6, 8 [(other than as to matters arising under the laws of the State of Connecticut)], and 9, we have relied on the opinion delivered to you today of Jeffrey C. Miller, Assistant General Counsel of NUSCO. We believe our reliance on such opinions is justified.

        Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the following opinion:

        2. CL&P is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, has the requisite corporate power and authority to own its property and assets and to carry on its business as now conducted and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary.

        3. WMECO is a corporation, and NU is a voluntary association, each duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, has the requisite corporate power (or, in the case of NU, the power under the Declaration of Trust) and authority to own its property and assets and to carry on its business as now conducted and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary.

        4. Each of PSNH and NAEC is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire, has the requisite corporate power and authority to own its property and assets and to carry on its business as now conducted and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary.

        5. The execution, delivery and performance by each Borrower of the Credit Agreement, and the execution, delivery and performance by each Borrower of the Notes of such Borrower, are within each such Borrower's respective corporate powers (or, in the case of NU, its powers under the Declaration of Trust) and have been duly authorized by all necessary corporate or other similar action, and, in all cases, do not and will not contravene (i)such Borrower's Charter or By-laws (ii)any law, or (iii)to the best of our knowledge, any contractual restriction contained in any material agreement binding on or affecting such Borrower or its properties or any of its Principal Subsidiaries or its properties. The Credit Agreement has been duly executed and delivered by each Borrower and the Notes of each Borrower have been duly executed and delivered by such Borrower.

        6. The Credit Agreement is the legal, valid and binding obligation of each Borrower enforceable against each Borrower in accordance with its terms, and the Notes of each Borrower are the legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms.

        7. There is no action or proceeding (including, without limitation, any action or proceeding relating to any environmental protection laws or regulations) pending or, to the best of our knowledge, threatened affecting any Borrower or its properties, or any of its Principal Subsidiaries or its properties, before any court, governmental agency or arbitrator (a) which affects or purports to affect the legality, validity or enforceability of (i) the Credit Agreement or any Note or (ii) the Existing Credit Facilities or (b) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would materially adversely affect the financial condition, properties or operations of such Borrower or, in the case of NU, NU and its Principal Subsidiaries, taken as a whole, except, for purposes of this clause (b) only, such as is described in such Borrower's Disclosure Documents or in Schedule II to the Credit Agreement.

        8. No Governmental Approval referred to in clause(i) of the definition thereof contained in the Credit Agreement is required to be obtained or made (including without limitation any such Governmental Approval of the Connecticut Department of Public Utility Control or the Massachusetts Department of Public Utilities), except for an order of the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935, as amended (the '35 ACT'), approving the transactions contemplated by the Credit Agreement, which order has been duly obtained and is in full force and effect. The period for appeal of such order has not expired; HOWEVER, the filing of an appeal of such order will not affect the validity of said transactions, unless such order has been otherwise stayed or any of the parties thereto has actual knowledge that any of such transactions constitutes a violation of the 35 Act or any rule or regulation thereunder. To the best of our knowledge, no such stay exists, and we have no reason to believe that any of such transactions constitutes any such violation.

        9. Each Borrower and each of its Principal Subsidiaries have obtained or made all Governmental Approvals referred to in clause(ii) of the definition thereof contained in the Credit Agreement except (i)those which are not yet required but which are obtainable in the ordinary course of business as and when required, (ii)those the absence of which would not materially adversely affect the financial condition, properties or operations of such Borrower or, in the case of NU, NU and its Principal Subsidiaries, taken as a whole, or any Principal Subsidiary and (iii)those which such Borrower is diligently attempting in good faith to obtain, renew or extend, or the requirement for which such Borrower is contesting in good faith by appropriate proceedings or by other appropriate means; in each case described in the foregoing clause(iii) except as is described in such Borrower's Disclosure Documents, such attempt or contest, and any delay resulting therefrom, is not reasonably expected to have a material adverse effect on the financial condition, properties or operations of such Borrower or, in the case of NU, NU and its Principal Subsidiaries, taken as a whole, or any Principal Subsidiary or to magnify to any significant degree any such material adverse effect that would reasonably be expected to result from the absence of such Governmental Approval.

        10. All outstanding shares of capital stock having ordinary voting power for the election of directors of CL&P, WMECO, PSNH and NAEC are owned of record and beneficially by NU, free and clear of any Lien. NU is a 'holding company' (as defined in the 35 Act).

The opinions set forth above are subject to the following qualifications:

        (a) Our opinion in paragraph5 above (i)is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and (ii)assume the binding effect of all documents referred to therein on all parties thereto other than the Borrowers.

        (b) We note further that, in addition to the effect of general principles of equity described in subparagraph(a) above, courts have imposed an obligation on contracting parties to act reasonably and in good faith in the exercise of their contractual rights and remedies, and may also apply public policy considerations in limiting the right of parties seeking to obtain indemnification under circumstances where the conduct of such parties in the circumstances in question is determined to have constituted negligence.

        (c) We express no opinion herein as to (i)Section 10.05 of the Credit Agreement, (ii)the enforceability of provisions purporting to grant to a party conclusive rights of determination, (iii)the availability of specific performance or other equitable remedies and (iv)the enforceability of waivers by parties of their respective rights and remedies under law.

        We are aware that King & Spalding will rely upon this opinion in rendering their opinion furnished pursuant to Section 5.01(a)(viii)(C) of the Credit Agreement and we hereby authorize such reliance.

                                             Very truly yours,
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